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                                                                    EXHIBIT 10.3


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made and entered into on September 24, 1999 by and between Wyle Laboratories, Inc., a Delaware corporation with its principal executive office located at 128 Maryland St., El Segundo, CA 90245 (the "Company" or "Purchaser") and KRUG International Corp., an Ohio corporation with its principal executive office located at 900 Circle 75 Parkway, Suite 1300, Atlanta, GA 30339 ("KRUG" or "Seller") with reference to the following facts:

         A. Seller owns 3,800,000 shares of the Series A-1 Preferred Stock of the Company (the "Shares"). Seller also owns 9,640 shares of the Series B Senior Redeemable Preferred Stock of the Company (the "Series B Shares"). Seller also has a stock option to purchase a variable number of shares of the Common Stock of the Company (the "KRUG Option") under that certain Stock Option Agreement dated March 16, 1998 between the Company and Seller (the "KRUG Option Agreement").

         B. Seller has previously entered into a letter of intent dated June 4, 1999 (the "LOI") with C.D. Yiakas on behalf of himself and a group of key managers of the Company (the "Management Group") giving the Management Group the exclusive right to purchase the Shares, on the terms and conditions set forth in the LOI. This Agreement is the "Definitive Agreement" contemplated in the LOI, and is intended to replace and supersede the LOI in its entirety.

         C. The Management Group has also entered into a certain letter of intent dated June 11, 1999 with William E. Simon & Sons, LLC ("WESS"), representing WESINVEST Partners, L.P. ("Wesinvest") and Keith Hightower (collectively, the



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"Wesinvest Group"), under which the Management Group has the right to purchase certain equity of the Company owned by the Wesinvest Group (the "WESS LOI"), subject to certain conditions as set forth in the WESS LOI. It is contemplated that a definitive agreement will be entered into with the Wesinvest Group containing all the terms and conditions of, and superseding, the WESS LOI (the "Wesinvest Group Agreement"). The transactions contemplated by the WESS LOI (or, if superseded, by the Wesinvest Group Agreement) are referred to herein as the "Wesinvest Transactions."

         D. It is contemplated that the transactions contemplated by this Agreement, and the Wesinvest Transactions, will be financed through a series of transactions as described in the Private Placement Memorandum attached as Exhibit A to this Agreement (the "Financing Transactions"), it being understood and acknowledged that KRUG has not reviewed, and undertakes no obligation to review, the factual accuracy of the Private Placement Memorandum.

         E. In connection with the Financing Transactions, it is contemplated that a new holding company will be formed (referred to herein as "Holdings") which will, upon consummation of the transactions contemplated by this Agreement, the Wesinvest Transactions and the Financing Transactions, become the sole shareholder of the Company.

         F. Subject to the closing and consummation of the Financing Transactions and the Wesinvest Transactions, the Purchaser desires to purchase and receive from Seller, and the Seller desires to sell and transfer to the Purchaser, all of the Shares.

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Purchaser and Seller have also agreed to cancel the KRUG Option and terminate the KRUG Option Agreement.

         G. The parties desire to enter into this Agreement upon the terms and conditions set forth below.

         The parties agree as follows:

         8.       SALE AND TRANSFER OF SHARES; CANCELLATION OF OPTION; PURCHASE
PRICE.

         8.1 SALE AND TRANSFER OF SHARES; CANCELLATION OF OPTION. Subject to the terms, covenants and conditions set forth herein, at the Closing (as defined below), (i) Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Shares; and (ii) Purchaser and Seller shall cancel the KRUG Option and terminate the KRUG Option Agreement.

         8.2 PURCHASE PRICE. The purchase price for the sale of the Shares and cancellation of the KRUG Option shall be the aggregate amount of $4,125,000 (the "Purchase Price"). The Purchase Price shall be paid by cash, certified or cashier's check, or wire transfer of immediately available funds delivered at the Closing. Of the Purchase Price, $984,927 represents payment in satisfaction of accrued but unpaid dividends on the Shares.

         9.       DELIVERIES AT THE CLOSING. At the Closing:

                  (a) Seller will deliver to the Company for transfer and cancellation thereof the stock certificate(s) evidencing the Shares. Such certificate(s) shall be accompanied by a stock assignment separate from the certificate(s) representing the shares evidenced thereby, duly executed by Seller;

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                  (b) Seller will deliver to the Company for transfer and
         cancellation thereof the stock certificate(s) evidencing the Series B Shares pursuant to the Exchange Agreement (as defined below). Such certificate(s) shall be accompanied by a stock assignment separate from the certificate(s) representing the shares evidenced thereby, duly executed by Seller;

                  (c) Seller will execute and deliver to Purchaser an agreement of cancellation of the KRUG Option and termination of the KRUG Option Agreement, in the form attached as Exhibit B to this Agreement (the "Option Cancellation Agreement");

                  (d) Seller will deliver to Purchaser a secretary's certificate evidencing the due authorization of the transactions contemplated by this Agreement and attesting to the incumbency of officers, in form and substance reasonably satisfactory to Purchaser;

                  (e) Seller will deliver to Purchaser the officers certificate referred to in Section 3.2, paragraph (a) below;

                  (f) Purchaser will deliver to Seller the consideration described in Section 1.2 above;

                  (g) Purchaser will execute and deliver to Seller the Option Cancellation Agreement;

                  (h) Purchaser will deliver to Seller a secretary's certificate evidencing the due authorization of the transactions contemplated by this Agreement and attesting to the incumbency of officers, in form and substance reasonably satisfactory to Seller; and

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                  (i) Purchaser will deliver to Seller the officers certificate referred to in Section 3.2, paragraph (b) below.

         10.      CLOSING.

         10.1 PLACE AND TIME. The closing of the transactions contemplated by this Agreement (the "Closing") will be held at the offices of the Company, 128 Maryland St., El Segundo, CA 90245. The parties will use their best efforts to have the Closing occur on October 14, 1999, or on such other date and at a time agreed-upon in good faith by the parties, but in no event later than October 29, 1999, unless extended by mutual agreement of the parties. The date of the Closing is referred to herein as the "Closing Date."

         10.2 CONDITIONS TO CLOSING. The obligations of the parties are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

                  (a) the representations and warranties of Seller in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made on the Closing Date, and Seller shall provide an officers certificate to Purchaser, in form and substance satisfactory to Purchaser, to that effect and that the conditions to closing for which Seller is responsible have been satisfied;

                  (b) the representations and warranties of Purchaser in this Agreement shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made on the Closing Date, and Purchaser shall provide an officers certificate to Seller, in form and substance satisfactory to Seller, to that

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         effect and that the conditions to closing for which Purchaser is responsible have been satisfied;

                  (c) at the option of Purchaser, which condition may be waived in the sole discretion of the Management Group, concurrently with the Closing, the Financing Transactions shall be in a position to be consummated and closed, conditioned only on the satisfaction of the conditions set forth in this Agreement;

                  (d) Seller shall have received a solvency opinion from a firm mutually acceptable to the parties, dated the Closing Date, in form and substance acceptable to Seller in its reasonable discretion (the "Solvency Opinion"). The Solvency Opinion shall include the rendering firm's opinion as to whether, among other things, assuming the transactions contemplated by this Agreement, the Financing Transactions, the Wesinvest Transactions and any other related buyout transactions with other shareholders of the Company (collectively, the "Buyout Transactions") have been consummated as proposed, immediately after giving effect to such transactions: (i) the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities;
         (ii) the Company should be able to pay its debts as they become absolute and mature; and (iii) the capital remaining in the Company after the transactions would not be unreasonably small for the business in which the Company is engaged, as management has indicated it is now conducted and is proposed to be conducted following the consummation of the Buyout Transactions; the preparation of the Solvency Opinion will be at the sole cost and expense of the Company;

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                  (e) concurrently with or prior to the Closing, the Company shall close the Wesinvest Transactions on substantially the terms and conditions set forth in the Wesinvest Group Agreement (Purchaser will deliver to Seller an executed copy of the Wesinvest Group Agreement promptly after the execution thereof, it being expressly understood and acknowledged by Seller that Seller is not a third party beneficiary of such agreement);

                  (f) at or prior to the Closing, WESINVEST Partners L.P. ("Wesinvest") will deliver an acknowledgment and waiver of its right of first refusal to purchase the Shares under that certain Amended and Restated Stockholders Agreement dated March 16, 1998, by and among Wyle, KRUG, Wesinvest and certain senior managers of the Company (the "Management Stockholders"); acknowledging such rights under the Stockholders Agreement, KRUG agrees that it will not send a "Notice of Intention" under Section 4.3 of the Stockholders Agreement prior to the Closing or termination of this Agreement;

                  (g) at or prior to the Closing, the Management Stockholders will deliver an acknowledgment and waiver of their respective rights of first refusal, if any, to purchase the Shares under the Stockholders Agreement;

                  (h) at or prior to the Closing, Seller and Holdings shall enter into an agreement (the "Exchange Agreement") pursuant to which Seller will exchange the Series B Shares for an equal number of shares of the Senior Preferred Stock of Holdings (the "Holdings Preferred Stock") having the rights, privileges, powers, preferences and restrictions set forth on Exhibit C hereto; and

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                  (i) at or prior to the Closing, the Company and KRUG will
         agree to terminate that certain Amended and Restated Stockholders Agreement dated March 16, 1998 (the "Wyle Stockholders Agreement") among the Company, KRUG, Wesinvest Partners, L.P. and certain senior managers of the Company; at or prior to the Closing, the Company will also cause the other parties to the Wyle Stockholders Agreement to terminate the Wyle Stockholders Agreement.

         11. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants (which representations and warranties under this Agreement shall survive for a period of two years after the Closing) to Purchaser that:

                  (a) the Shares represent all of the voting shares of the Company owned or controlled, directly or indirectly, by Seller and represent Seller's entire interest in the Company other than the Series B Shares and the KRUG Option;

                  (b) the Shares and the KRUG Option are each owned beneficially and of record by Seller, free and clear of any and all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions of any kind whatsoever;

                  (c) Seller has not assigned the KRUG Option or any rights under the KRUG Option Agreement, nor has Seller attempted or purported to exercise any option or any other of Seller's rights under the KRUG Option Agreement;

                  (d) Seller has, in connection with the Company's compliance with paragraph 5(e) hereof, received current information as to the operations, financial condition and future prospects, including potential strategic

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         alliances, of the Company (as described in paragraph 5(e)) and has had an opportunity to ask questions of and receive answers from the Company in order to obtain such information as Seller believes it needs to make its decision to sell the Shares;

                  (e) Seller has the full power to transfer the Shares to Purchaser and cancel the KRUG Option and terminate the KRUG Option Agreement as provided herein without first obtaining the consent or approval of any person;

                  (f) Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, with full power and authority to enter into this Agreement and perform its obligations hereunder;

                  (g) the execution and delivery of this Agreement and each document or instrument in furtherance hereof and the consummation of the transactions contemplated by Seller has been duly authorized by all necessary action of its Board of Directors, and no further authorization is necessary on the part of Seller;

                  (h) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally, and the general principles of equity, regardless of whether asserted in a proceeding in law or equity (the "Enforceability Exceptions");

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                  (i) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or any provisions of the Seller's charter or bylaws or any agreement or contract to which Seller is bound;

                  (j) neither the Seller nor any of its officers, employees or agents have incurred any obligation or liability for brokerage or finder's fees, agent's commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby; and

                  (k) no representation or warranty of Seller in this Agreement omits, and no notice given pursuant to Section 7.1 hereof will omit, to state a material fact necessary to make the statements herein and therein, in light of the circumstances in which they were made, not misleading.

         12. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Company (including the Company and its subsidiaries, and Holdings and its subsidiaries and affiliated companies) hereby represents and warrants (which representations and warranties under this Agreement shall survive for a period of two years after the Closing) to Seller that:

                  (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder;

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                  (b) the execution and delivery of this Agreement and each
         document or instrument in furtherance thereof and the consummation of this transaction by the Company has been duly authorized by its Board of Directors and/or shareholders, and no further authorization is necessary on the part of the Company;

                  (c) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by the Enforceability Exceptions;

                  (d) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Purchaser is subject or any provisions of the Purchaser's charter or bylaws or any agreement or contract to which Purchaser is bound;

                  (e) the Purchaser has disclosed to the Sellers all material matters relating to the Company and its business as of the Closing Date, including without limitation the Company's financial condition, business, operations, and pending and prospective extraordinary transactions (including, without limitation, investments, sales of significant assets or similar transactions, acquisitions, significant financing transactions, and agreements other than in the ordinary course of business with significant vendors, suppliers or customers), except as the disclosure of the specific details thereof to the Sellers may be limited by agreements of confidentiality or non-disclosure, in which case the Purchaser

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         shall have disclosed the general nature of any such material matters;
         the Private Placement Memorandum (referenced above) does not misstate any material fact or omit to state any fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; other than as disclosed pursuant to this paragraph, there have been no discussions initiated or held by or on behalf of the Company or Holdings with any third parties contemplating a joint venture or strategic alliance other than normal proposals and agreements with such third parties in the ordinary course of the Company's business, none of which is viewed by the management of the Company or Holdings as material;

                  (f) on the Closing Date, after giving effect to the Closing and the occurrence of the Buyout Transactions: (i) the fair value and present fair saleable value of the Company's assets would exceed the Company's stated liabilities and identified contingent liabilities;
         (ii) the Company will be able to pay its debts as they become absolute and mature; (iii) the capital remaining in the Company after the transactions would not be unreasonably small for the business in which the Company is engaged, as it is now conducted and is proposed to be conducted following the consummation of the transactions contemplated by this Agreement; (iv) this Agreement and the transactions contemplated hereby do not and will not impair the capital of the Company; and (v) the Company will not be "insolvent" within the meaning
         Section 101(32) of the United States Bankruptcy Code;

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                  (g) neither the Purchaser nor any of its officers, employees or agents have incurred any obligation or liability for brokerage or finder's fees, agent's commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby; and

                  (h) no representation or warranty of Purchaser in this Agreement omits, and no notice given pursuant to Section 7.1 hereof will omit, to state a material fact necessary to make the statements herein and therein, in light of the circumstances in which they were made, not misleading.

         13.      MISCELLANEOUS.

         13.1 NOTICES. All notices, requests or demands required or permitted to be given under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or three days after the date of mailing if mailed by first class mail, postage prepaid, registered or certified, return receipt requested, and properly addressed to the party to whom notice is to be given at the address for such party set forth herein. Any party may change its address to which notices are to be sent by written notification of such change of address in accordance with the provisions hereof.

         13.2 BEST EFFORTS; COOPERATION IN GOOD FAITH. Between the date of this Agreement and the Closing, each of the parties will use its best efforts to cause responsibilities and the conditions of this Agreement for which it is responsible to be satisfied. The parties shall also cooperate in good faith in the preparation and execution of the Exchange Agreement.

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         13.3     SUBJECT HEADINGS. The subject headings of the Sections and paragraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         13.4 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement, together with the exhibits and waiver and assignment of rights attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, including the LOI. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         13.5 BINDING EFFECT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         13.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflicts or choice of laws.

         13.7 DISPUTES. If either party hereto brings an action pertaining to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses of litigation, including reasonable attorneys fees and court costs, in such amounts as may be determined in the discretion of the

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court having jurisdiction of such action in addition to any other legal or equitable relief to which such party may be entitled.

         13.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.9 FURTHER ACTIONS. The parties shall execute any and all additional documents and take all other such actions as may be convenient or necessary to carry out the terms of this Agreement.

         13.10 ONGOING INFORMATION. So long as Seller holds any capital stock of Holdings, Holdings or the Company shall provide Seller, in addition to the information Seller may be entitled to by law as, and as if Seller were, a stockholder of Holdings, with audited consolidated financial statements of Holdings prepared in conformity with generally accepted accounting principles consistently applied for each year after the date hereof, and quarterly unaudited consolidated financial statements of Holdings, certified by the chief financial officer of Holdings.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

PURCHASER:                                     SELLER:

WYLE LABORATORIES, INC.                        KRUG INTERNATIONAL CORP.

By: /s/ C.D. Yiakas                            By: /s/ Robert M. Thornton, Jr.
    --------------------------                     ----------------------------
     C.D. Yiakas, President                         Robert M. Thornton, Jr.
                                                    Chief Executive Officer

By: /s/ L. Craig Smith
    --------------------------
     L. Craig Smith, Secretary


                         WAIVER AND ASSIGNMENT OF RIGHTS

On behalf of himself and the Management Group, the undersigned waives and relinquishes all rights under that certain letter dated June 4, 1999 between the Management Group and KRUG International Corp., and transfers and assigns all such rights to Wyle Laboratories, Inc. as set forth in the foregoing Agreement. Wyle Laboratories, Inc. hereby accepts such transfer and assignment and agrees to assume the obligations and liabilities of the Management Group arising out of such letter.

Dated: September 24, 1999

/s/ C.D. (Gus) Yiakas
---------------------------------------
C.D. (Gus) Yiakas on behalf of himself
and the Management Group

WYLE LABORATORIES, INC.


By: /s/ C.D. Yiakas
   -----------------------------------
    C.D. Yiakas, President